                                                                     Exhibit 4.G

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                         INLAND STEEL INDUSTRIES, INC.


                                      and


                        HARRIS TRUST AND SAVINGS BANK,
                                                   TRUSTEE


                              -------------------


                            SUPPLEMENTAL INDENTURE

                          Dated as of June  19, 1996



                              -------------------


                            Supplement to Indenture

                         Dated as of December 15, 1992


                              -------------------



                      12 3/4% Notes due December 15, 2002



================================================================================

     SUPPLEMENTAL INDENTURE, dated as of June 19, 1996 (this "Supplemental Indenture") between INLAND STEEL INDUSTRIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at 30 West Monroe Street, Chicago, Illinois 60603, and HARRIS TRUST AND SAVINGS BANK, 111 West Monroe Street, Chicago, Illinois 60603, an Illinois state banking corporation (the "Trustee"), Trustee under the Indenture, dated as of December 15, 1992 (the "Original Indenture"), between the Company and the Trustee relating to the Company's 12 3/4% Notes due December 15, 2002 (the "Securities").

                            RECITALS OF THE COMPANY

     The Company has offered to purchase for cash all of the Outstanding Securities (the "Tender Offer") from the Holders of the Securities.

     The Tender Offer was commenced by the Company pursuant to its Offer to Purchase and Consent Solicitation dated May 20, 1996 (as the same may be amended and supplemented through the date hereof, the "Offer to Purchase").

     In connection with the Tender Offer, the Company solicited consents (the "Consent Solicitation") to the proposed amendments (the "Proposed Amendments") to the Original Indenture described in the Offer to Purchase.

     This Supplemental Indenture evidences the Proposed Amendments described in the Offer to Purchase.

     In accordance with Section 902 of the Original Indenture, the Holders of record as of June 19, 1996 (the record date fixed under Section 104(c) of the Original Indenture for the purpose of determining the Holders entitled to give consents to the Proposed Amendments) of at least a majority in aggregate principal amount of the Outstanding Securities by Act of said Holders delivered to the Company and the Trustee have consented to the Proposed Amendments.

     The Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Original Indenture and has satisfied all other conditions required under Article Nine of the Original Indenture, including delivery to the Trustee of an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 903 of the Original Indenture.

     NOW, THEREFORE, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:


                                   ARTICLE I

                       DEFINITIONS AND OTHER PROVISIONS
                            OF GENERAL APPLICATION

     1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Original Indenture.

     1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Original Indenture or this Supplemental Indenture.

     1.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

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     1.4  Separability Clause.  In case any provision in this Supplemental
Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     1.5 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

     1.6 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     1.7  Reference to and Effect on the Indenture.

     (a) On and after the date of this Supplemental Indenture, each reference in the Original Indenture to "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Original Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

     (b) Except as specifically amended, the Original Indenture and the Securities are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of the Securities heretofore and hereafter authenticated and delivered under the Original Indenture shall be bound hereby.

     1.8 Effectiveness. This Supplemental Indenture shall take effect and be binding upon execution and delivery by the parties of this Supplemental Indenture; provided, however, that the provisions of the Original Indenture referred to in Article II below (such provisions being referred to as the "Amended Provisions") will remain in effect in the form they existed prior to the execution of this Supplemental Indenture, the deletions and amendments of the Amended Provisions contemplated in Article II below will not become operative, and the terms of the Amended Provisions will not be amended, modified, waived, or deleted, in each case until the date and time (the "Acceptance Date") that the Company accepts for payment pursuant to the Offer to Purchase at least a majority of the aggregate principal amount of the Securities that are Outstanding immediately prior to such acceptance (it being understood that Securities tendered to, but not yet accepted for payment by, the Company shall not be treated as owned by the Company for purposes of the definition of "Outstanding" herein and in the Original Indenture). Upon the Acceptance Date, the Amended Provisions will be automatically deleted or modified as contemplated in Article II below.

     Any good faith determination by the Company concerning any conditions of the Tender Offer and the Consent Solicitation, or the satisfaction thereof, and any waiver by the Company of any such conditions shall be conclusive and binding upon all Persons.


                                  ARTICLE II

                                  AMENDMENTS

     2.1 Deletion of Sections. From and after the Acceptance Date, the Original Indenture is hereby automatically amended by deleting in their entirety the following Sections of the Original Indenture:

     (a)  SECTION 802. Limitation on Debt.
     (b)  SECTION 803. Limitation on Restricted Subsidiary Debt and Preferred
                       Stock.
     (c)  SECTION 804. Limitation on Restricted Payments.



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     (d)  SECTION 805. Distributions by Restricted Subsidiaries.
     (e)  SECTION 806. Limitation on Liens.
     (f)  SECTION 807. Limitation on Sale and Leaseback Transactions.
     (g)  SECTION 808. Limitation on Investments in Unrestricted Subsidiaries.
     (h)  SECTION 809. Limitation on Transactions with Affiliates.
     (i)  SECTION 812. Limitation on Mergers, Consolidations and Certain Sales
                       and Purchases of Assets.


     All other covenants in Article Eight of the Original Indenture shall remain in effect and shall retain their Section numbers.

     2.2 Deletion of Cross-References and Modification of Certain Definitions. From and after the Acceptance Date, the Original Indenture is hereby automatically amended as follows:

     (a)  From and after the Acceptance Date, the definition of "Affiliate" in
Section 101 of the Original Indenture is hereby automatically amended by the deletion in its entirety of the second sentence thereof which reads as follows:
"`Affiliate' shall include, for purposes of the covenants described under
Section 804 and Section 809, without limitation, any Person owning (a) 25% or more of the Company's outstanding common stock or (b) securities having 25% or more of the total voting power of the Company's Voting Stock."

     (b) From and after the Acceptance Date, the definition of "Unrestricted Subsidiary" in Section 101 of the Original Indenture is hereby automatically amended by the deletion in its entirety of the phrase "(1) the Company could incur $1.00 of additional Debt pursuant to the first paragraph of the "Limitation on Debt" covenant and (2)".

     (c) From and after the Acceptance Date, Section 501 of the Original Indenture is hereby automatically amended by deleting in its entirety subsection
(4) thereof which reads as follows: "(4) failure to comply with the provisions of Section 812;".

     (d) From and after the Acceptance Date, Section 810 of the Original Indenture is hereby automatically amended by deleting in its entirety the phrase "Subject to Section 812, the" and replacing such phrase with the word "The".

     (e) From and after the Acceptance Date, Section 1004 of the Original Indenture is hereby automatically amended by deleting in its entirety the phrase "Subject to Section 812, the" and replacing such phrase with the word "The".

     2.3 Deletion of Definitions. From and after the Acceptance Date, the Original Indenture is hereby automatically amended by deleting in their entirety the definitions of each of the following defined terms from Section 101 of the Original Indenture.

     (a)  "Consolidated Earnings Available for Fixed Charges"
     (b)  "Consolidated Income Tax Expense"
     (c)  "Consolidated Interest Coverage Ratio"
     (d)  "Consolidated Interest Expense"
     (e)  "Consolidated Inventories"
     (f)  "Consolidated Net Income"
     (g)  "Consolidated Net Worth"
     (h)  "Consolidated Receivables"
     (i)  "Consolidated Tangible Assets"
     (j)  "First Mortgage Indenture"



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     (k)  "ISAS Credit Facility"
     (l)  "Preferred Stock"
     (m)  "Ryerson Credit Agreement"
     (n)  "Tangible Assets"
     (o)  "Tull Credit Agreement"
     (p)  "Wholly-Owned Subsidiary"



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

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                    INLAND STEEL INDUSTRIES, INC.


                                    By        /s/ VICKI L. AVRIL
                                      ---------------------------------
                                                   Treasurer

Attest:


       /s/ C.B. SALOWITZ
- -------------------------------
           Secretary

                                    HARRIS TRUST AND SAVINGS BANK,
                                     Trustee


                                    By        /s/ J. BARTOLINI
                                      ---------------------------------
                                               Vice President

Attest:


       /s/ D.G. DONOVAN
- --------------------------------
     Assistant Secretary



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

STATE OF ILLINOIS        )
                         )  SS.:
COUNTY OF COOK           )

     On the 19th day of June, 1996, before me personally came Vicki L. Avril, to me known, who, being by me duly sworn, did depose and say that she is the Treasurer of Inland Steel Industries, Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.



                                                  /s/ REGINA L. HOLLAND
                                         ------------------------------------



STATE OF ILLINOIS        )
                         )  SS.:
COUNTY OF COOK           )

     On the 19th day of June, 1996, before me personally came J. Bartolini, to me known, who, being by me duly sworn, did depose and say that she is a Vice President of Harris Trust and Savings Bank, one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.



                                                  /s/ KIMBERLY LANGE
                                         ------------------------------------



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